                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                           Filed by the Registrant {X}

                 Filed by a Party Other than the Registrant { }

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission only (as  permitted  by Rule
       14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        Price Communications Corporation

-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1.    Title of each class of securities to which transaction applies:
       2.    Aggregate number of securities to which transaction applies:
       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       4.    Proposed maximum aggregate value of transaction:
       5.    Total fee paid:
/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1.    Amount Previously Paid:
       2.    Form, Schedule or Registration Statement No.:
       3.    Filing Party:
       4.    Date Filed:

                        PRICE COMMUNICATIONS CORPORATION
                              45 Rockefeller Plaza
                            New York, New York 10020

                  --------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  --------------------------------------------

To the shareholders of PRICE COMMUNICATIONS CORPORATION

         NOTICE IS HEREBY GIVEN that an Annual Meeting (the "Annual Meeting") of the shareholders of Price Communications Corporation (the "Company") will be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York on Tuesday, August 22, 2000 at 10:00 a.m. Eastern Daylight Savings Time for the following purposes:

     1.   To elect one director, for a term of three years expiring in 2003; and

     2. To transact such other business as may properly be brought before the meeting and any postponement or adjournment thereof.

         The Board of Directors has fixed the close of business on July 27, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

                           By Order of the Board of Directors,



                           ELLEN STRAHS FADER
                           Senior Vice President and Secretary


July 29, 2000

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                        PRICE COMMUNICATIONS CORPORATION

                              45 ROCKEFELLER PLAZA

                            NEW YORK, NEW YORK 10020

                  --------------------------------------------

                                 PROXY STATEMENT

                  --------------------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Price Communications Corporation (the "Company") to be voted at the Annual Meeting of shareholders of the Company (the "Annual Meeting"), which will be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York on Tuesday, August 22, 2000 at 10:00 a.m. Eastern Daylight Savings Time. The purposes of the Annual Meeting are as follows:

          (i) to elect one director for a term of three years expiring in 2003; and

          (ii) to transact such other business as may properly be brought before the meeting and any postponement or adjournment thereof.

         If not otherwise specified, all proxies received pursuant to this solicitation will be voted in the election of a director FOR the person named herein.

         Shareholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. The cost of solicitation of proxies will be borne by the Company. The Board of Directors does not know of any matters other than those specified in the Notice of Annual Meeting of shareholders that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that the nominee is unable to serve as a director at the date of the Annual Meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

         As of July 27, 2000, the record date for the Annual Meeting, there were outstanding and entitled to vote at the Annual Meeting 55,803,407 shares of the Company's Common Stock, with each such share being entitled to one vote. Only shareholders of record at the close of business on July 27, 2000 will be entitled to vote at the Annual Meeting, and this Proxy Statement and the accompanying proxy are being sent to such shareholders on or about July 31, 2000.

         Under New York Law and the Company's Certificate of Incorporation and By-laws, the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy constitutes a quorum. If a quorum is established, the directors are elected by a plurality of the votes cast by the holders of shares entitled to vote thereon.


         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN THE ELECTION OF DIRECTORS FOR THE PERSON

NAMED HEREIN. OFFICERS AND DIRECTORS HOLDING SHARES OF COMMON STOCK OF THE COMPANY WITH 11.9% OF THE VOTING POWER OF ALL OUTSTANDING SHARES HAVE INDICATED THAT THEY WILL VOTE IN FAVOR OF SUCH DIRECTOR AND THE PROPOSAL.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING
                                 OF SHAREHOLDERS

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation provides that the Board of Directors will consist of not fewer than three nor more than ten directors, with the actual number of directors being set from time to time by resolution of the Board. The Board of Directors has fixed the authorized number of directors at three.

         The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three separate classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire Board of Directors permits. One class is elected each year to serve a staggered three-year term. The terms of office of the respective classes expire in successive years. At the Annual Meeting, one member is to be elected to the Board of Directors to serve for a term of three years until the annual meeting of stockholders in 2003. The nominee, Mr. Robert F. Ellsworth, has consented to be named and to serve if elected. The nominee is now a Class B director of the Company and is standing for reelection. The incumbent Class C and Class A directors will serve until the annual meetings of shareholders in 2001 and 2002, respectively. The Board of Directors has no reason to believe that the nominee will be unable to serve if elected to office and, to the knowledge of the Board, the nominee intends to serve the entire term for which election is sought. Should the nominee named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person as the Board of Directors may recommend.

VOTE REQUIRED

         The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE.

                             PRINCIPAL SHAREHOLDERS
                                       AND
                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and Preferred Stock as of March 31, 2000 by (i) each person or group known to the Company who beneficially owns more than five percent of the Company's Common Stock and (ii) all directors and executive officers of the Company and the named executive officers of Price Communications Wireless, Inc. ("PCW") as a group:



            NAME OF                                      NUMBER OF        PERCENTAGE OF
       BENEFICIAL OWNER            CLASS OF STOCK       SHARES(1)(2)           CLASS

Robert Price                        Common Stock        6,203,100(4)          11.0%
George H. Cadgene                   Common Stock           14,149               (3)
Robert F. Ellsworth                 Common Stock            6,727               (3)
Ellen Strahs Fader                  Common Stock           12,000               (3)
Kim I. Pressman                     Common Stock          402,858(5)            (3)
Dennis W. Stone                     Common Stock            1,803               (3)
Michael N. Bruno                    Common Stock            3,896               (3)
All directors and executive         Common Stock        6,644,533             11.8%
officers and named executive
officers of PCW as a group
(7 persons)

(1) Under the applicable rules of the Securities and Exchange Commission (the "SEC"), each person or entity is deemed to be a beneficial owner with the power to vote and direct the disposition of these shares. Information as to number of shares of the Company's Common Stock and voting power of Preferred Stock gives effect to five-for-four stock splits of the Company's Common Stock, in the form of stock dividends payable on December 23, 1997, April 1, 1998, April 30, 1998, January 25, 1999, and May 4, 1999, a two-for-one stock split on August 31, 1998, and a 5% stock dividend paid on August 26, 1999.
(2)      Includes options exercisable within 60 days of March 31, 2000.
(3)      Less than 1%.
(4) Excludes approximately 7.5 million shares owned by Mr. Price's grandchildren as to which he disclaims legal and beneficial ownership.
(5) Includes 22,969 options on the Company's common stock which are exercisable within 60 days of March 31, 2000. Excludes 18,431 shares held by Ms. Pressman's children as to which she disclaims beneficial ownership.

                        DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth certain information with respect to the directors and executive officers of the Company and certain executive officers of PCW.



NAME                                  AGE       OFFICE
Robert Price                           67       Director, President, Chief Executive Officer and
                                                Treasurer
Kim I. Pressman                        43       Executive Vice President, Chief Financial Officer
                                                and Assistant Treasurer
Ellen Strahs Fader                     47       Senior Vice President and Secretary
Dennis W. Stone                        41       President of PCW
Michael N. Bruno                       31       Executive Vice President of PCW
George H. Cadgene                      81       Director
Robert F. Ellsworth                    72       Director


         The following is a biographical summary of the experience of the executive officers and directors of the Company, and the executive officers of PCW named above.

         Robert Price has served concurrently as a Director and the Chief Executive Officer and President of the Company since 1979, has served as Treasurer of the Company since 1990, and has been a Director of Price Communications Wireless Holdings, Inc. ("Holdings") and PCW since 1997. Mr. Price was a Director of PriCellular Corporation ("PriCellular") from 1990 until it was acquired by American Cellular Corporation in June 1998. Mr. Price was the President and Assistant Treasurer of PriCellular from 1990 until May 1997 and served as Chairman of PriCellular from May 1997 until June 1998. Mr. Price, an attorney, is a former General Partner of Lazard Freres & Co. He has served as an Assistant United States Attorney, practiced law in New York and served as Deputy Mayor of New York City. In the early sixties, Mr. Price served as President and Director of Atlantic States Industries, a corporation owning weekly newspapers and four radio stations. After leaving public office, Mr. Price became Executive Vice President of The Dreyfus Corporation and an Investment Officer of The Dreyfus Fund. In 1972 he joined Lazard Freres & Co. Mr. Price has served as a Director of Holly Sugar Corporation, Atlantic States Industries, The Dreyfus Corporation, Graphic Scanning Corp. and Lane Bryant, Inc., and is currently a member of The Council on Foreign Relations. Mr. Price serves as the Representative of the Majority Leader and President Pro Tem of the New York Senate and as a member of the Board of Directors of the Municipal Assistance Corporation for the City of New York. Mr. Price is also a Director and president of TLM Corporation.

         Kim I. Pressman, a certified public accountant, is a graduate of Indiana University and holds an M.B.A. from New York University. Ms. Pressman was elected Executive Vice President & Chief Financial Officer in May 1998. Before assuming her other office as Secretary in October 1994 (in which she served until August 1997 and again from February 1998 to February 2000), Ms. Pressman was Vice President and Treasurer of the Company from November 1987 to December 1989, and Senior Vice President of the Company from January 1990 to September 1994. She was also Secretary of the Company from July 1989 to February 1990. Ms. Pressman was Vice President--Broadcasting and Vice President, Controller, and Assistant Treasurer of the Company from 1984 to October 1987.

Ms. Pressman served as a Director of TLM Corporation, Fairmont Communications Corporation, and NTG, Inc. Prior to joining the Company in 1984, Ms. Pressman was employed for three years by Peat, Marwick, Mitchell & Co., a national certified public accounting firm, and for more than three years thereafter was Supervisor, Accounting Policies for International Paper Company and then Manager, Accounting Operations for Corinthian Broadcasting of Dun & Bradstreet Company, a large group owner of broadcasting stations. Ms. Pressman is a Director, Vice President, Treasurer and Secretary of TLM Corporation. Until June 1998, she served as a Director, Vice President and Secretary of PriCellular for more than the past five years.

         Ellen Strahs Fader rejoined the Company in February, 2000 and was previously employed by the Company from 1981 to 1989. From 1989 until 1994, she was employed by Osborn Communications, a publicly-held media company, as Senior Vice President, Corporate Affairs. From 1994 through 1998, Ms. Fader served as Vice President, Investor Relations at Katz Media Group, a leading media representation firm. She also served as Vice President, Investor Relations for Metromedia Company's three publicly-held portfolio companies, Metromedia Fiber Network, Metromedia International Group and Big City Radio throughout 1999, at which time she returned to Price Communications. Ms. Fader served as Director of Telemation, Inc., a video production company, and Fairmont Communications Corporation, an owner and operator of major market radio stations and as a member of the Advisory Board of American Women in Radio and Television. She is currently a member of the National Investor Relations Institute. She is a graduate of Fordham University and State University of New York.

         Dennis Stone has been employed by Price Communications Wireless since August, 1998. Initially, he was Vice President and General Manager of the Company's Columbus, GA MSA. He was later promoted to President in November, 1998. Prior to that, he was employed by PriCellular Corporation since July, 1991, most recently as Regional General Manager in that Company's New York cluster. During his tenure with PriCellular, Dennis has held increasingly responsible positions as General Manager of the New York and Alabama properties. Mr. Stone resides in Atlanta, Georgia with his wife and daughter. He attended the University of Texas at Tyler.

         Michael Bruno joined Price Communications Wireless in September, 1998 as Corporate Consultant and was promoted to Executive Vice President in November, 1998. Previously, he was employed by PriCellular Corporation as Vice President and General Manager of certain Ohio and New York properties from 1995 to 1998. From 1993 to 1995, he was a Sales Manager for Sterling Cellular Corporation in its Ohio-9 RSA. He attended the State University of New York at Albany where he received a Bachelor of Science degree in Business Administration.

         George H. Cadgene, an engineer by training, is a private investor and has been a director of the Company since 1981. His former occupational affiliations include Givaudan Corporation, Trubek Laboratories and International Flavors and Fragrances, where he served as Vice President for Aroma Chemical Sales. Mr. Cadgene has served as a Director of Highland Capital Corporation and Intarome, Inc. He has also served as President of the Essential Oil Association from 1967 to 1968 and as President of the Drug, Chemical and Allied Trade Association from 1969 to 1971.

         Robert F. Ellsworth has been a director of the Company since 1981. He is President of Robert Ellsworth & Co., Inc., Washington, D.C., a private investment firm, and Managing Director of The Hamilton Group, LLC, a private venture group. From 1974 to 1977 he served as an Assistant Secretary and then Deputy Secretary of Defense. He was a General Partner of Lazard Freres & Co. from 1971 to 1974, and served in the United States House of Representatives from 1961 to 1967. His professional affiliations include the International Institute for Strategic Studies, London; Atlantic Council of the United States, Washington, D.C.; The Council on Foreign Relations, New York; and the American Council on Germany, New York.

MEETINGS OF THE BOARD

         The Board of Directors of the Company met eight times during the year ended December 31, 1999. Each member of the Board attended all of the meetings of the Board and the committees of the Board of which he is a member held during the year while he was a member thereof.

COMMITTEES OF THE BOARD

         The Board of Directors has established an Audit and Finance Committee, a Stock Option and Compensation Committee, and a Nominating Committee.

         The Audit and Finance Committee consists of Messrs. Cadgene and Ellsworth, each of whom is "independent" as defined by the NYSE listing requirements. The Board of Directors of the Company has adopted a written charter for the Audit and Finance Committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit and Finance Committee's functions include (i) making recommendations to the Board of Directors as to the independent accountant to be appointed by the Board, (ii) reviewing with the independent accountants the scope of their examination, (iii) receiving the reports of the independent accountants and meeting with representatives of such accountants for the purpose of reviewing and considering questions relating to their examination and such reports, (iv) reviewing, either directly or through the independent accountants, the internal accounting and auditing procedures of the Company and (v) studying various issues relating to the capital structure of the Company. The Audit and Finance Committee held two meetings during 1999.

         The Stock Option and Compensation Committee consists of Messrs. Cadgene and Ellsworth. Its functions include reviewing and approving arrangements relating to the compensation of executive officers of the Company and administering the Company's 1992 Long Term Incentive Plan. The Stock Option and Compensation Committee held one meeting during 1999.

         The Nominating Committee consists of Messrs. Cadgene and Ellsworth. The Nominating Committee nominates candidates for election to the Company's Board of Directors and met one time in 1999. The Nominating Committee will consider nominations by shareholders made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, such a notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 50 days nor more than 90 days prior to the meeting at which directors are to be elected; provided, however, that if less than 50 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the security-holder to be timely must be so received not later than the close of business on the earlier of (i) the tenth day following the day on which such notice of the date of meeting was mailed or such public disclosure was made or (ii) the last business day prior to the meeting date. To be in proper written form, a shareholder's notice to the Secretary must set forth in writing (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in connection with the solicitation or proxies for election of directors, or is otherwise required, in each case pursuant to Regulations 14A under the Securities Exchange Act of 1934 or any successor regulation or law, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (ii) as to the shareholder or shareholders giving notice, (x) the name and address, as they appear on the Company's books, of such shareholder or shareholders and (y) the class and number of shares of the Company which are beneficially owned by such shareholder or shareholders. Nominations by shareholders not made in accordance with the foregoing procedures shall be disregarded.

                             EXECUTIVE COMPENSATION

DIRECTORS COMPENSATION

         Directors are compensated for their reasonable travel and related expenses in attending in-person Board of Directors or committee meetings, and directors who are not officers or employees of the Company receive fees of $25,000 per annum, and also received a bonus of $20,000 and $15,000 for services during 1999 and 1998 due to the significant demands made on such directors during the year.

EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the compensation paid to the executive officers of the Company for the three years ended December 31, 1999 and compensation paid to the named executive officers of PCW for the three years ended December 31, 1999.



                                            ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                                                             SECURITIES
NAME AND                                                                     UNDERLYING      ALL OTHER
PRINCIPAL POSITION               YEAR        SALARY ($)      BONUS ($)        OPTIONS (2)    COMPENSATION
-----------------------------    ----        ------ ---      ----- ---        ------- ---    ------------
Robert Price, Chief Executive    1999        $586,200        $500,000                  0
Officer and Treasurer            1998        $375,000        $500,000 (1)              0
                                 1997        $375,000        $500,000 (1)        320,435


Kim I. Pressman,                 1999        $185,000        $350,000              24,609
Executive Vice President,        1998        $197,000        $ 50,000 (1)          22,969
Chief Financial Officer &        1997        $ 90,900        $      0             320,435        $155,000 (3)
Secretary (4)
Dennis W. Stone                  1999        $146,500        $183,500              43,313        $  4,200
President, PCW                   1998

Michael N. Bruno                 1999        $135,000        $183,500              38,063        $  4,387
Executive Vice                   1998
  President, PCW


(1)      Paid in Common Stock of the Company.
(2) Gives effect to five-for-four stock splits of the Company's Common Stock, in the form of stock dividends, paid on December 23, 1997, April 1, 1998, April 30, 1998, January 25, 1999, and May 4, 1999, a
         two-for-one stock split paid August 31, 1998, and a five percent stock dividend paid on August 26, 1999.
(3)      Consists primarily of amounts paid under former employment agreement.
(4)      Ms. Pressman resigned the office of Secretary in February, 2000.

STOCK OPTIONS


         The following table reflects the number of options for shares of the Company's Common Stock subject to options granted under the Company's 1992 Long Term Incentive Plan (the "LTIP") during the year ended December 31, 1999 to executive officers of the Company and the named executive officers of PCW.



                                           % OF TOTAL                                POTENTIAL REALIZED
                            NUMBER OF        OPTIONS                                  VALUE AT ASSUMED
                            SECURITIES      GRANTED TO                                 ANNUAL RATES OF
                            UNDERLYING      EMPLOYEES                                   STOCK PRICE
           14                 OPTIONS       IN FISCAL    EXERCISE    EXPIRATION       APPRECIATION FOR
          NAME             GRANTED (1) (2)    YEAR       PRICE (2)      DATE          OPTION TERM (3)
          ----             ---------------   ------     ----------     ------        ----------------
                                                                                     5%           10%
                                                                                     --           ---
Robert Price                      --            --              --         --             --           --
Kim I. Pressman               24,609           9.9%          $8.02     1/3/09       $124,121     $314,548
Dennis W. Stone               32,813          17.4%          $8.02     1/3/09       $165,500     $419,410
                              10,500                        $15.20    7/13/09       $100,372     $254,361
Michael N. Bruno              32,813          15.5%          $8.02     1/3/09       $165,500     $419,410
                               5,250                        $15.20    7/13/09        $50,186     $127,181


(1) Upon the occurrence of a "change in control" of the Company, as defined in the LTIP, the Company's Stock Option and Compensation Committee may, in its discretion, provide for the purchase of any then outstanding options by the Company or a designated subsidiary for an amount of cash equal to the excess of (i) the product of the "change in control price" (as defined below) and the number of shares of the Company's Common Stock subject to the options over (ii) the aggregate exercise price of such options. The change in control price means the higher of (1) the highest price per share of the Company's Common Stock paid in any transaction related to a change in control of the Company and (ii) the "highest fair market value," as defined in the LTIP, of the Company's Common Stock at any time during the 60-day period preceding the change in control.
(2) Number of options and exercise price give effect to two five-for-four stock splits, in the form of stock dividends, paid on January 25, 1999 and May 4, 1999, and a 5% stock dividend paid on August 26, 1999.
(3) In order to realize these potential values, the closing price of theCompany's Common Stock on January 3, 2009 would have to be $13.06 and $20.80 per share and on July 13, 2009 would have to be $24.76 and $39.42, respectively.

         The following table reflects the number of stock options held by the executive officers of the Company and the named executive officers of PCW on December 31, 1999.




                      SHARES
                     ACQUIRED                     NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                        ON         VALUE         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTION
                     EXERCISE     REALIZED    OPTIONS AT FISCAL YEAR END (1)        AT FISCAL YEAR END
NAME                   (1)          ($)      EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                  ----         ----      -----------    --------------    -----------    -------------
Robert Price         320,435    $2,453,131        --              --             --              --
Kim I. Pressman      320,435    $2,453,131      22,969          24,609        $408,848        $337,882
Dennis Stone           --           --            --            43,313           --           $519,297
Michael N. Bruno       --           --            --            38,063           --           $484,909


(1) Numbers of shares gives effect to five-for-four stock splits, in the form of stock dividends, paid on December 31, 1997, April 1, 1998, April 30, 1998, January 25, 1999, May 4, 1999, a 2 for 1 stock split paid on August 31, 1998, and a 5% stock dividend paid on August 26, 1999.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under the rules of the SEC, this report is not deemed "soliciting material" and is not incorporated by reference in any filing with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934.

         The Stock Option and Compensation Committee of the Board of Directors is composed of two non-employee directors, Messrs. George H. Cadgene and Robert
F. Ellsworth. It is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies and the annual compensation paid to the Company's executive officers and administering the LTIP. The Committee believes that the Company's compensation arrangements should enable the Company to attract and retain highly qualified executive employees, reward individual performance and foster an identity of interest between management and the Company's shareholders.

         The four main objectives of the executive compensation program are:

         (1)  To align compensation opportunities with stockholder interests;

         (2) To provide compensation which is competitive when compared with various markets in which the company competes for executive talent;

         (3) To divide total compensation between annual and long-term components with significant long-term performance related component; and

         (4) To place a significant portion of compensation at risk subject to performance against objectives.

         The Committee views stock options as key elements to focus executives on increasing shareholder value.

ANNUAL COMPENSATION

         BASE SALARY. In general, the Company aligns base pay for executives to be competitive with market rates. The pay review considers level of experience, individual performance against annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

         ANNUAL BONUSES. All executives are eligible for annual bonuses for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. To determine annual bonus awards, the Committee performs a detailed review of the Company's and the individual executive's performance.

LONG-TERM INCENTIVES

         The Company uses stock options to link executive compensation to longer term internal Company performance and to external market performance of the Company's stock price.

         Stock options are granted to executives and other key personnel with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of the Company's stock. Stock option award levels are based on each recipient's position level and performance as well as the competitive level of option grants for comparably situated executives. The exercise price of option grants is equal to 100 percent of the market price of the company's common stock on the grant date. Options have a ten-year exercise period, and typically become exercisable in installments during the first [two] years following their grant.

         Annual grants of restricted stock are not presently part of the Company's executive compensation program. However, grants of restricted stock may occur in the future as warranted by changing competitive conditions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The chief executive officer's compensation is based on the same objectives and policies applicable to all executives, and includes base salary, annual bonuses and stock option grants.

         As of May 6, 1999, Mr. Price's annual base salary was increased from $375,000 to $600,000, a 60 percent increase. The Committee recommended this increase following review and discussion of competitive compensation data for CEO positions and recognition of Mr. Price's successful 1999 accomplishments against various corporate objectives. Mr. Price's annual bonus for 1999 was $500,000. The bonus was based on the Company exceeding all of its performance objectives including revenue and operating cash flow growth, the market performance of the Company's common stock, and, in the view of the members of the Committee, Mr. Price's superb management of the Company.

         The Company has not developed a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of Internal Revenue Code for the reason that none of the Company's executive officers have historically received a level of compensation which would make it advisable for the Company to have such a policy. In the event any of the Company's executive officers reach such a level of compensation, the Committee would anticipate considering the effects of Section 162(m) in connection with its compensation determinations. As a result of the amendments to the Company's LTIP by the Company's shareholders at the Company's 1998 Annual Meeting, it is intended that certain awards under the LTIP will satisfy the requirements of Section 162(m).

                                            George M. Cadgene
                                            Robert F. Ellsworth
                                            (members of the Stock Option and
                                            Compensation Committee)

                             STOCK PRICE PERFORMANCE

         The following graph shows the five year cumulative total return (change in the year-end stock price plus reinvested dividends) to shareholders for Price Communications Corporation compared to the Standard & Poor's 500 Index and the Standard & Poor's Cellular/Wireless Telecommunications Industry Index cumulative total return. The graph assumes investment of $100 on December 31, 1994 in the Company's Common Stock, the Standard & Poor's Cellular/Wireless Telecommunications Industry Index and the Standard & Poor's 500 Index. The companies represented in the Standard & Poor's Cellular/Wireless Telecommunications Industry Index are not necessarily similar in size to the Company and include some companies larger than the Company. The stock price performance shown on the graph is not necessarily indicative of future price performance.


                          Total Return To Shareholders

                         (Dividends reinvested monthly)



                                                                 ANNUAL RETURN PERCENTAGE
                                                                         Years Ending

Company/Index                                   Dec 95       Dec 96       Dec 97       Dec 98        Dec 99
PRICE COMMUNICATIONS CORP                        53.88         7.85        24.07       372.22        252.68
S&P 500 COMP-LTD                                 37.58        22.96        33.36        28.58         21.04
CELLULAR/WRLESS TELECOM-500                      -3.01       -10.56        64.60        51.08        223.45





                                                                      INDEXED RETURNS
                                                                       Years Ending
                                           Base
                                         Period
Company/Index                            Dec 94        Dec 95      Dec 96      Dec 97      Dec 98      Dec 99
PRICE COMMUNICATIONS CORP                   100        153.88      165.97      205.92      972.38     3429.35
S&P 500 COMP-LTD                            100        137.58      169.17      225.60      290.08      351.12
CELLULAR/WRLESS TELECOM-                    100         96.99       86.75      142.79      215.73      697.77
500


[GRAPHIC OMITTED]


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of 10% or more of any class of equity securities of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of securities of the Company. Directors, executive officers and 10% owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors and executive officers were timely satisfied during the year ended December 31, 1999.

                           RELATED PARTY TRANSACTIONS

         On May 21, 1997, the Board of Directors of the Company authorized the sale to Mr. Price 728,000 shares of the Company's Series A Preferred Stock. The purpose of such shares was to provide Mr. Price with incentive to maximize shareholder value by permitting him to receive value from such shares if, among other things, the trading price of the Company's Common Stock reached certain trading levels.

         In June and August 1999, Mr. Price notified the Company that he was considering the exercise of his right to have the Series A Preferred Stock redeemed by the Company. Mr. Price, pursuant to the terms of the Series A Preferred Stock, would have received cash payments totaling $63.0 million in respect of such redemptions. In order to avoid a significant cash payment to Mr. Price at a time when the Company had substantial indebtedness, Mr. Price and the Board agreed that in place of such cash payment, the Company would issue approximately 3.7 million shares of its Common Stock to Mr. Price in exchange for his shares of Series A Preferred Stock. The value of the Company's common stock received by Mr. Price on the two respective dates of conversion approximated $63.0 million.

                                  OTHER MATTERS

         It is not anticipated that any other matters will be brought before the Annual Meeting. If other matters are properly brought before the meeting, proxies for shares of Common Stock will be voted in accordance with the best judgment of the proxy holders.

                             SHAREHOLDERS' PROPOSALS

         Proposals of shareholders to be presented at the annual meeting to be held in 2001 must be received a reasonable time before the Company begins to print and mail its proxy materials to be included in the Company's proxy statement and form of proxy.

                                     GENERAL

         Arthur Andersen LLP has been engaged as the Company's independent auditors for 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement if such representative so desires.

                                            BY ORDER OF THE BOARD
                                            OF DIRECTORS

                                            Ellen Strahs Fader
                                            Senior Vice President and Secretary

                                                                      Appendix A

                            AUDIT COMMITTEE CHARTER

         The Audit Committee (the "Committee"), of the Board of Directors (the "Board") of Company (the "Company"), will have the oversight responsibility, authority and specified duties as described below.

COMPOSITION

         The composition of the Committee will be determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange ("NYSE"). The members of the Committee will be elected annually and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

         The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to
(i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission ("SEC"); (ii) the system of internal controls that management has established; and (iii) the audit process. In addition, the Committee provides an avenue for communication between the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

         Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as required by members of the Committee.

MEETINGS

         The Committee is to meet at least two times annually and as many additional times as the Committee deems necessary. The Committee is to meet in separate executive sessions with the chief financial officer and independent accountants at least once each year and at other times when considered appropriate.

ATTENDANCE

         Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants be present at Committee meetings.

SPECIFIC DUTIES

         In carrying out its oversight responsibilities, the Committee will:

         1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

         2. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

         3. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

         4. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

         5. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees.

         6. Have a predetermined arrangement with the independent accountants that they will advise the Committee and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the committee, if that is the case, or the written enumeration of required reporting issues.

         7. After preparation by management and review by independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

         8. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

         9. Meet with management and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious".

         10. Recommend to the Board the election, retention or termination of the Company's independent accountants.

         11. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's outside counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

                        PRICE COMMUNICATIONS CORPORATION

                              45 ROCKEFELLER PLAZA

                            NEW YORK, NEW YORK 10020

           PROXY -- ANNUAL MEETING OF SHAREHOLDERS -- AUGUST 22, 2000

         The undersigned hereby appoints Robert Price and Kim I. Pressman and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Price Communications Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 22, 2000, at 10:00 a.m. Eastern Daylight Savings Time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 and at any postponement or adjournment thereof. The undersigned hereby revokes any proxy heretofore given with respect to such shares.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         This Proxy, when properly executed and returned, will be voted in the manner directed below. If no direction is made, this Proxy will be voted FOR the nominee.

         The Board of Directors recommends a vote FOR the election of the nominee.

         (1)      Election of Directors:

         {__}     FOR THE NOMINEE LISTED

         {__}     WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE LISTED

                  NOMINEE: Robert F. Ellsworth

         (2) In their discretion, to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominee listed.

                           -----------------------------------------------------

                           -----------------------------------------------------

                                      Signature(s) of Stockholder(s)

                           -----------------------------------------------------

                           -----------------------------------------------------

                                     Print Name(s) of Stockholder(s)

                           Please sign your name exactly as it appears hereon. If shares are registered in more than one name, each joint owner or fiduciary should sign. When signing as attorney, executor, administrator, trustee, personal representative, agent or guardian, please give your full title as it appears hereon.




                           Dated __________________________, 2000.